REIMBURSEMENT AGREEMENT


To:      The Sumitomo Bank, Limited
         Temple Court
         11 Queen Victoria Street
         London  EC4N 4TA

Date:    14th September 1998

DEFINITIONS

Company:                           Quantum Peripherals (Europe) S.A.

Bank:                              The Sumitomo Bank, Limited, London Branch.

Bank's Obligations: The obligations of the Bank undertaken or to be undertaken as obligor under two letters of credit in favour of Matsushita - Kotobuki Electronics Industries Ltd and Ireland - Kotobuki Electronics Industries Ltd issued by the Bank at the request of the Company as amended, varied or replaced.

Deposit: The deposit made with the Bank as collateral for the Bank's Obligations.

Required Currency:                 US Dollars.


INDEMNITY

1. In addition and without prejudice to any other express or implied right to which the Bank may be entitled and in consideration of the Bank undertaking the Bank's Obligations at the Company's request the Company agrees:

           1.1 At all times to keep the Bank indemnified on demand against all costs claims losses demands proceedings and expenses incurred or suffered by the Bank directly or indirectly by reason of or in connection with the Bank's Obligations or any of them.

           1.2 To supply the Bank with such evidence as the Bank may reasonably require of the termination of its liability under the Bank's Obligations or any of them.

AUTHORITY TO PAY

           2.1 The Company irrevocably and unconditionally authorises the Bank to make such payments and comply with such demands as may be claimed from or made on the Bank in respect the Bank's Obligations

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                     or any of  them  as the  Bank  in its  absolute  discretion thinks fit without any necessity to obtain the Company's confirmation or verification and notwithstanding that the Company may have disputed the Bank's liability to pay or comply.

           2.2 The Company agrees that any such payment or compliance by the Bank shall as between the Bank and the Company be conclusive evidence that the Bank was liable to make such payment or comply with such demand.

PAYMENTS

           3.1 The Company agrees to pay to the Bank on demand from time to time the amount(s) due from the Company to the Bank under Clause 1.1. The Bank shall notify the Company within two Business days of any payment by the Bank of any draws pursuant to the Bank's Obligations. Upon such notice, the Company shall have five (5) Business Days to exercise an option to either (i) break the Deposit in whole or part to satisfy the amount due (in which event any break funding costs incurred will be paid by the Company as set out in clause 4.5 of the charge over the Deposit) or (ii) to pay the amount due together with interest thereon at the Bank's New York Prime Rate + 2% p.a. for the period from the date of payment by the Bank to the date of reimbursement by the Company.

           3.2 Letter of Credit Fee. So long as the Letters of Credit remain in effect, the Company shall pay to the Bank a Letter of Credit Fee with respect to the Letters of Credit equal to 0.05% per annum. The Letter of Credit Fee shall be paid in arrears on the last Business Day of each calendar quarter (commencing September 30th 1998) and on the Termination Date.

CURRENCY

           4.1 The Company's liability hereunder is to discharge the amounts due under clause 1.1 in the Required Currency. All payments shall be made without any deduction, withholding, counterclaim or set-off and if required by law to make any such deduction or withholding the Company will pay such additional amounts to ensure that the Bank receives the full amount due hereunder.

           4.2 If at any time the Bank receives any payment by or on behalf of the Company in a currency other than the Required Currency then such payment shall take effect as a payment to the Bank of the amount in the Required Currency which the Bank is able (in accordance with its usual practice and after deduction of the cost to the Bank of making such purchase) to purchase with the amount of the payment so received as soon as may be practicable.

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PRIMARY OBLIGATION

           5. This indemnity is the Company's primary and continuing obligation and extends to all Bank Obligations. It will remain in full force and effect notwithstanding anything which may operate to release a surety from its obligations.

GOVERNING LAW

           6. This reimbursement agreement shall be governed by and construed in accordance with the laws of England and both parties submit to the jurisdiction of the English courts for the settlement of any disputes arising hereunder, The Company appoints Baker Mackenzie at Aldwych House London WC2B 4SP as its agent for the service of process in England.

IN WITNESS whereof this reimbursement agreement has been duly executed for and on behalf of the QUANTUM PERIPHERALS (EUROPE) S.A.


By:        17 Sept 98
           -----------------------------------

Name:      Jean Charles Herpeux
           -----------------------------------

Title:     Vice President, European Operations
           -----------------------------------